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                                                                  EXHIBIT 23(b)


                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Barrington Bancorp, Inc.:

We consent to the use of our report dated February 2, 1996, with respect to the consolidated statements of financial condition of Barrington Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, included herein and to the reference to our firm under the heading "Experts".



Chicago, Illinois
May 2, 1996